Exhibit 99.1

FOR IMMEDIATE RELEASE

AUGUST 18, 2014

Contact:	Jill McMillan, Director of Communications and Investor Relations
Phone: (214) 721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM ANNOUNCES NEW 45-MILE CONDENSATE PIPELINE IN OHIO RIVER VALLEY; ADDS COMPRESSION AND STABILIZATION FACILITIES

New Midstream Infrastructure Provides Access to Premium Market Outlets

for Utica-Focused Producers

DALLAS, August 18, 2014 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE:ENLK) (the Partnership) and EnLink Midstream, LLC (NYSE:ENLC) (the General Partner), today announced plans to construct a new 45-mile, eight inch condensate pipeline and six natural gas compression and condensate stabilization facilities that will service major producer customers in the Utica Shale, including Eclipse Resources. The total investment for the expansion project is over $250 million, roughly doubling the capital EnLink Midstream has invested in the Ohio River Valley to more than $500 million.

“This new expansion project is a major step forward for EnLink, as it enables us to build upon our existing asset platform and take advantage of the tremendous growth opportunities in the Utica Shale,” said Barry E. Davis, EnLink Midstream’s President and Chief Executive Officer. “This project is a game changer for our Ohio River Valley business and positions us in the heart of the gas and condensate production fairway. By further enhancing our midstream capabilities, we will provide multiple take-away options for stabilized condensate via our pipeline system, rail terminal and barge facility. We believe these service offerings, in addition to our extensive truck fleet and the expansion of our gas compression and condensate stabilization facilities, will create significant value for our customers by providing them access to premium priced markets.”

As a component of the project, the Partnership has entered into a long-term, fee-based agreement with Eclipse Resources for compression and stabilization services and for the purchase of stabilized condensate. Eclipse Resources is a leading Utica Shale focused exploration and production company that is currently running four horizontal rigs in the Utica Shale and expects to add an additional two rigs by year end.

The new-build stabilized condensate pipeline will connect to the Partnership’s existing 200-mile pipeline in eastern Ohio and West Virginia, providing producer customers in the region access to premium market outlets through the Partnership’s Bells Run barge facility and Black Run rail terminal. The pipeline, which is expected to be complete in the second half of 2015, will have an initial capacity of approximately 50,000 barrels per day (bpd) and is expandable based on customer interest. The Partnership expects to hold an open season for the pipeline in the Fall of 2014.

The Partnership will also build and operate six natural gas compression and condensate stabilization facilities in Noble, Belmont, and Guernsey counties. Upon completion, the facilities will have a combined capacity of approximately 560 million cubic feet per day (MMcf/d) of natural gas compression and approximately 41,500 bpd of condensate stabilization. The Partnership expects the first two compression and condensate stabilization facilities to be operational in the second half of 2014 and the remaining four facilities to be operational by the end of 2015.

In support of the project, the Partnership will leverage and expand its existing midstream assets in the region, including increasing condensate storage capacity and handling capabilities at its Bells Run barge terminal on the Ohio River. The Partnership will add approximately 120,000 barrels of above ground storage, bringing its total storage capacity at the barge facility to over 360,000 barrels. Additionally, the Partnership will increase the flexibility of its existing and new assets to handle and ship multiple grades of crude oil and stabilized condensate. The Bells Run barge terminal provides access to leading crude and condensate markets in the Utica Region and these enhancements will enable further growth in the near and long term.

The Partnership will also utilize its Black Run rail terminal to export growing volumes of crude oil and stabilized condensate. The rail facility offers customers in the Utica Shale an existing solution to export multiple products, including light oil condensate and various grades of crude oil, at a rate of 24,000 bpd.

The new condensate pipeline and gathering system, as well as the natural gas compression and condensate stabilization facilities, including the two stabilization facilities announced recently for Antero Resources, represent a major expansion of EnLink Midstream’s assets in the Utica Shale. Following completion of these projects, the Partnership will own and operate over 250 miles of pipeline, 11 natural gas compression and condensate stabilization facilities with a total capacity of approximately 1.2 billion cubic feet per day and 60,000 bpd, respectively, a fleet of over 110 trucks, and eight brine disposal wells.

A detailed map of the expansion project can be found on EnLink Midstream’s website at www.enlink.com.

About the EnLink Midstream Companies

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 7,300 miles of gathering and transportation pipelines, 12 processing plants with 3.3 billion cubic feet per day of net processing capacity, six fractionators with 180,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink companies can be found at www.enlink.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the General Partner based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the General Partner believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to forecasts regarding capacity, pipeline diameter, incremental investment, project costs and timing for completing the projects described herein, as well as the Partnership’s and the General Partner’s future growth and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the General Partner, which may cause the Partnership’s and the General Partner’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the General Partner’s filings with the Securities and Exchange Commission. The Partnership and the General Partner have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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